AMENDMENT TO ANIXTER'S
                       ENHANCED MANAGEMENT INCENTIVE PLANS
                           FOR 1999-2000 AND 2001-2002

     A new provision shall be added to Anixter's Enhanced Management Incentive Plans for 1999-2000 and 2001-2002 reading as follows:

     "Retirement. The employment of a Participant shall not be deemed to have been terminated for the purpose of vesting of Stock Units under the 2001-2002 Plan and the vesting of Restricted Stock or Stock Units under the 1999-2000 Plan by the Retirement of the Participant provided that all the following conditions are satisfied:

(a) Participant at the time of Retirement either had at least 20 years of service with the Company or is at least 50 years of age and had at least 5 years of service with the Company.

(b) Participant has given the Company written notice of the date of Participant's Retirement at least 12 months in advance of that date and has acknowledged that Participant will not have an Enhanced Incentive Opportunity for any Bonus Year in which any of the 12 months prior to the date of Participant's Retirement occur, but instead will participate in the Company's Regular Management Incentive Plan at the level of other executives not participating in the Enhanced Management Incentive Plan.

(c) Participant does not at any time during the vesting period following Retirement engage in full time employment.

(d) Participant has entered into, and not breached, an agreement satisfactory to the Company that Participant during the vesting period will be available to consult with the Company for up to 150 hours a year and will not engage in any activity that is competitive with the activities of the Company."

     Executed as of February 14, 2001.

     Anixter International Inc.

     By _________________________

     Its ____________________